UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2020

VENUS CONCEPT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38238	06-1681204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

235 Yorkland Blvd, Suite 900

Toronto, Ontario M2J 4Y8

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (877) 848-8430

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VERO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 24, 2020, Venus Concept, Inc. (the “Company”) executed an employment agreement with Chad A. Zaring, 45, pursuant to which Mr. Zaring will be employed as its Chief Commercial Officer, effective February 10, 2020.

Prior to joining the Company, from July 2019, Mr. Zaring served as the Chief Commercial Officer at Titan Medical Inc., a publicly traded medical device company focused on the design, development and commercialization of a robotic surgical system for application in minimally invasive surgery. From September 2017 to July 2019, he was Vice President of Robotics, Imaging and Navigation at Medtronic. Prior to Medtronic, he was with Mazor Robotics from May 2015 through the initiation of a Global Distribution Agreement in September 2017 that led to its subsequent acquisition by Medtronic. As Vice President, National Accounts and later Vice President, U.S. Sales with Mazor Robotics, he developed the capital sales teams, established new sales channels and consistently exceeded sales goals. Earlier in his career, from October 2004 to April 2015, Mr. Zaring held positions of increasing responsibility at Intuitive Surgical, including Regional Vice President, and was a member of the leadership team that executed early and mid-stage adoption of their robotic surgery system across multiple surgical disciplines.

Mr. Zaring began his career at Merrill Lynch in 1999 as a financial sales consultant. He later held sales positions at Merck and Co. and at Ethicon Endo-Surgery, a Johnson & Johnson company. He holds a Bachelor of Arts degree in biology from Juniata College, Huntingdon, PA.

Pursuant to the employment agreement, Mr. Zaring will receive an annual base salary of $300,000, subject to periodic review and increase in the Company’s discretion, and will be eligible to receive a performance commission with a target of 75% of his base salary based on achievement by Mr. Zaring of certain revenue targets. Mr. Zaring will also receive a sign-on bonus of $50,000, and is eligible for an annual discretionary bonus of 25% of his base salary based on achievement of personal and Company performance goals. Mr. Zaring will receive a grant of 300,000 stock options upon his commencement of employment with the Company, which will vest over a four year period contingent upon his continued employment. Mr. Zaring will receive a telephone allowance of $200 per month. Mr. Zaring will also be subject to certain customary agreements and covenants relating to confidentiality and non-solicitation of employees and contractors.

Other than during a Change in Control Period, if Mr. Zaring’s employment is involuntarily terminated by the Company other than for Cause, he will receive severance of 12 months base salary, his target annual bonus, pro-rata, and continuation in group benefit plans for three months. A Change in Control Period begins three months prior to a Change in Control and ends 12 months following the Change in Control, and Change in Control has the meaning set forth in the Company’s 2019 Incentive Award Plan. If during a Change in Control Period, Mr. Zaring’s employment is involuntarily terminated by the Company other than for Cause, or Mr. Zaring terminates his employment for “Good Reason”, as defined in the employment agreement, he will receive severance of 12 months base salary and continuation in group benefit plans for nine months. Mr. Zaring’s receipt of severance is subject to his execution and delivery of a general release of claims in a form acceptable to the Company.

The foregoing summary of certain terms of the employment agreement is qualified in its entirety by the terms of the definitive copy thereof, which is filed as an exhibit to this Form 8-K as Exhibit 10.1.

Mr. Zaring has no familial relationships with any executive officer or director of the Company. There are no related party transactions involving Mr. Zaring that are reportable under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following document is furnished herewith as an exhibit to this report.

Exhibit No.	Description

10.1	Employment Agreement, dated January 24, 2020, by and between Chad A. Zaring and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENUS CONCEPT INC.

Date: January 29, 2020	By:	/s/ Domenic Della Penna
Domenic Della Penna
Chief Financial Officer